Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Third Amendment (“Amendment”) effective as of January 16, 2014 to the Rights Agreement, dated as of April 29, 2005 (the “Rights Agreement”), by and between Diamond Foods, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (f/k/a EquiServe Trust Company, N.A.), as Rights Agent (the “Rights Agent”), as previously amended by Amendment No. 1 to Rights Agreement, dated as of April 5, 2011 and Amendment No. 2 to Rights Agreement, dated as of May 22, 2012.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company, by resolution adopted by its Board of Directors, hereby does, and directs the Rights Agent to, amend the Rights Agreement as set forth herein; and

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Amendment of Section 1. Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:

“CLAIMS ADMINISTRATOR” means KCC Class Action Services, solely in its capacity as Claims Administrator pursuant to the Stipulation.

“CLASS COUNSEL” shall mean Chitwood Harley Harnes LLP and Lieff Cabraser Heimann & Bernstein LLP, in each case, solely in its capacity as Class Counsel pursuant to the Stipulation.

“COURT” shall mean the United States District Court for the Northern District of California, San Francisco Division.

“ESCROW ACCOUNT” shall mean the interesting-bearing escrow account maintained by the Escrow Agent pursuant to the Stipulation.

“ESCROW AGENT” shall mean Computershare Ltd. or any other financial services company designated as Escrow Agent pursuant to the Stipulation, in each case, solely in its capacity as Escrow Agent pursuant to the Stipulation.

“SETTLEMENT” shall mean the settlement of the private securities class action under the caption In re Diamond Foods, Inc. Securities Litigation, Master File No. 11-cv-05386-WHA.

“SETTLEMENT ISSUANCE” shall mean the issuance of up to 4.45 million shares of Common Shares pursuant to the Stipulation.

“SETTLEMENT TRUSTEE” shall mean Class Counsel and/or any other trustee authorized to oversee and administer the Settlement Trust Account, in each case, solely in its capacity as Settlement Trustee pursuant to the Stipulation.

“SETTLEMENT TRUST ACCOUNT” shall mean the trust account administered by the Settlement Trustee pursuant to the Stipulation.

“STIPULATION” shall mean that certain Stipulation of Settlement, filed on August 21, 2013, with respect to the private securities class action under the caption In re Diamond Foods, Inc. Securities Litigation, Master File No. 11-cv-05386-WHA.

2. Amendment of Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby supplemented and amended by adding the following as Section 1(a)(iv):

“(iv) Neither the Claims Administrator, Class Counsel, Escrow Account, Escrow Agent, Settlement Trustee nor Settlement Trust Account, nor, in each case, any of his, her or its respective Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of the issuance of the Settlement Shares, or of the ownership of the Settlement Shares by the Escrow Account or the Settlement Trust Account, or any right or interest of any such persons to or in the Escrow Account or the Settlement Trust Account, or the announcement of any of the foregoing.”

3. Amendment of Definition of “Shares Acquisition Date.” The definition of “Shares Acquisition Date” in Section 1(p) of the Rights Agreement is supplemented and amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of the issuance of the Settlement Shares, or of the ownership of the Settlement Shares by the Escrow Account or the Settlement Trust Account, or any right or interest of any of the Claims Administrator, Class Counsel, Escrow Agent or Settlement Trustee to or in the Escrow Account or the Settlement Trust Account.”

4. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each case, solely as the result of the issuance of the Settlement Shares, or of the ownership of the Settlement Shares by the Escrow Account or the Settlement Trust Account, or any right or interest of any of the Claims Administrator, Class Counsel, Escrow Agent or Settlement Trustee to or in the Escrow Account or the Settlement Trust Account.”

5. Amendment to Section 25(a). Section 25(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 25 apply to the issuance of the Settlement Shares, or of the ownership of the Settlement Shares by the Escrow Account or the Settlement Trust Account, or any right or interest of any of the Claims Administrator, Class Counsel, Escrow Agent or Settlement Trustee to or in the Escrow Account or the Settlement Trust Account.”

6. Waiver of Notice(s). The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.

7. Exhibits. Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

8. Other Provisions Unaffected. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.

9. Miscellaneous.

(a) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b) Governing Law. This Amendment, the Rights Agreement and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

(c) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

(d) Descriptive Headings. Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

(e) Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and merges with and supersedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any person has complied with, the Stipulation even though reference thereto may be made in this Amendment and the Rights Agreement.

(f) Further Assurances. The Company and the Rights Agent shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the effective time specified above.

DIAMOND FOODS, INC.

By:	/s/ Stephen Kim
Name:	Stephen Kim
Title:	Senior Vice President and General Counsel

[SIGNATURE PAGE TO AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the effective time specified above.

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Michael I. Lang
Name:	Michael I. Lang
Title:	Senior Vice-President

[SIGNATURE PAGE TO AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT]